Exhibit 99.8

South Texas Oil Company [logo]

Contact: Michael Pawelek, Chairman and CEO 210-545-5994

South Texas Oil Company Announces New Management Team

SAN ANTONIO - June 24, 2008 (PR Newswire) - South Texas Oil Company (Nasdaq: STXX)today announced that Michael Pawelek, South Texas Oil Company’s current Chairman of the Board, has been named Chief Executive Officer and President. Additionally, Wayne Psencik has been appointed Executive Vice President and Chief Operating Officer and Sherry Spurlock as Executive Vice President and Chief Financial Officer. J. Scott Zimmerman has resigned as Chief Executive Officer and President and from the Board of Directors. Management changes are effective June 23, 2008.

Management Comment
Commenting on the management changes, Mr. Pawelek said: “I am pleased to assemble a high quality management team. Wayne is an accomplished drilling engineer who has managed operations personnel at leading independents and has, himself, drilled many wells onshore and offshore. He will head up an operations team that has worked assets in South Texas Oil’s core operating area in the past, so we bring a high level of familiarity and technical expertise to the Company’s projects. Sherry brings strong accounting and financial reporting functions to South Texas. Her public company experience as controller is also a valuable skill set in maintaining best practice internal financial and reporting procedures.

“We are also pleased to announce that, in conjunction with the management changes, we have retained the Dallas-based energy investment banking firm of Petro Capital Securities, LLC as exclusive financial advisor to further support our new growth strategy. The management change today is an internally planned succession. Combined with the recent announcement of Sonterra Resources as contract operator for South Texas, this marks an opportune time for Scott to step down to pursue other opportunities. We thank him for his service in an executive capacity.”

Mr. Pawelek, a geophysicist, has held senior management positions throughout his 27-year career in the exploration and production and oilfield services industries. In 1981, he began his career as a geophysicist with Clayton Williams Company with a particular emphasis on the Gulf Coast. From 1985 to 1989 he was employed by TXO Production Corporation as a district geophysicist. In 1989, he formed CPX Petroleum and drilled over 60 wells. From 1991 to 1999, he formed and was CEO of Universal Seismic Acquisition, Inc. which generated annual revenue of $65 million and included 400 employees.

From 1999 to 2001, he served as Vice President Operations of Amenix USA, Inc. a private E&P focused on Louisiana exploration. From 2001 to 2004, he held a similar position at IBC Petroleum, managing the company’s assets while seeking financial partners. From 2004 to 2007 he was President of BOSS Exploration & Production Corporation, Inc. a privately held Gulf Coast production company. Since 2007, he has served as President of San Antonio-based Sonterra Resources, Inc., a predecessor company to Sonterra which operates assets in the Texas State waters. Mr. Pawelek received a BS in Engineering from Texas A&M University.

Mr. Psencik previously served as Vice-President-Operations at Sonterra Resources and its predecessor companies. He also held the position of Vice President of Operations of Boss Exploration & Production Corporation. From 2001 to 2005, Mr. Psencik served as an engineer and drilling manager at El Paso Production Company, where he was responsible for the design and implementation of drilling and completion operations and the supervision of staff engineers in the Gulf of Mexico unit. From 1999 to 2001 he was a consulting drilling engineer for Coastal Oil and Gas Company focused in the Gulf of Mexico. From 1994 to 1996, Mr. Psencik held positions of drilling engineer for Chesapeake Operating Company focusing on horizontal drilling in Texas and Louisiana. Mr. Psencik then served as district manager from 1996 to 1999 for Chesapeake Operating Company for their southern division. From 1991 to 1994, he was a drilling engineer working Gulf of Mexico projects for AGIP Petroleum. Mr. Psencik earned his BS in petroleum engineering from Texas A&M University.

Ms. Spurlock previously served as Chief Financial Officer of Sonterra Resources and its predecessor companies. She also held the position of Chief Financial Officer of Boss Exploration & Production Corporation. Ms. Spurlock was responsible for the preparation of the financial statements and other financial and accounting matters for Boss Exploration. From 2000 to 2005, Ms. Spurlock was the controller and held various other financial positions with United Oil & Minerals, LP, a private oil and gas exploration company. From 1992 to 2000, she served as controller at Brigham Exploration Company, an Austin-based publicly traded E&P company. While at Brigham, she was responsible for the SEC reporting and internal management reporting among other audit and accounting systems management. Prior to that, she held accounting positions at private and public oil and gas companies and began her career as a senior accountant at Deloitte, Haskins and Sells. Ms. Spurlock is a CPA and holds a BBA degree in accounting from Stephen F. Austin State University.

Corporate Headquarters
Effective July 1, 2008, South Texas Oil Company will move the Corporate headquarters to 300 E. Sonterra Blvd., Suite 1220, San Antonio, Texas 78258. The office number is (210) 545-5994 and the fax number is (210) 545-3317. The Bastrop office will remain as a field office for the Bastrop and Giddings operations.

About South Texas Oil Company
South Texas Oil Company is an independent oil and natural gas exploration and production company with operations in the South Texas, Rocky Mountain and Gulf Coast regions of the United States. The Company has approximately 27,000 net acres and a high-working-interest inventory of drillable locations within its operating areas.

Forward-looking Statements
Certain statements made in this press release contain forward-looking statements that involve a number of risks and uncertainties. This forward-looking information is based on certain assumptions, including, among others, presently known physical data concerning size and character of reservoirs and economic recoverability. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, operations involve numerous risks and uncertainties, many of which are beyond South Texas Oil's control, which could result in expectations not being realized or otherwise materially affect the financial condition, results of operation and cash flows. Additional information regarding these and other risks are contained in South Texas Oil's filings with the Securities and Exchange Commission.